Exhibit 10.11

September 1, 2016

Richard Gaynor, M.D.

Re:                             Employment by Neon Therapeutics, Inc.

Dear Richard:

On behalf of Neon Therapeutics, Inc. (“Neon Therapeutics,” or the “Company”), I am pleased to confirm our offer to employ you as President of Research and Development. This letter sets forth the terms and conditions of your employment.

In the role of President of Research and Development, you will report to and take direction from the Company’s Interim or full-time CEO (the “CEO”). Subject to the CEO’s discretion, it is expected that your duties will include:

•                  Set the vision for and lead the R&D organization strategically and operationally on a day to day basis consistent with the overall company plan

•                  Focus the company on an integrated R&D plan that is value generating for the company

•                  Build out the research team in accordance with the integrated R&D strategy and overall company plan

•                  Build out the development (clinical and non-clinical, regulatory) team in accordance with the integrated R&D strategy and overall company plan

•                  Play a role as part of the senior leadership team in company financing and partnering as needed and determined by the CEO

•                  Represent Neon Therapeutics internally and externally in scientific, financial, and business communities

•                  Be a leader in the organization with regard to organizational development (with leadership team and senior leaders), help recruit the best talent, and build an exceptional culture for success (set high standards and have fun)

•                  Contribute to leadership team decisions proactively regarding all strategic issues for the company

•                  Develop and iterate on pre-commercial plans for our unique products including our personalized vaccine and T cell products

Your effective date of hire as a regular employee will be November 7th, or sooner if agreed to by you and the Company. For purposes of this letter your actual first day of employment shall be referred to as the “Start Date”.

Your base salary will be paid at the rate of $360,000 per year, payable monthly in accordance with the Company’s normal pay schedule. You will be eligible to receive a 2016 year-end performance bonus consistent with the company bonus plan, based upon achievement of all corporate and personal goals, as determined by the Board in its discretion.

As part of your relocation, we will coordinate a house hunting trip to Massachusetts for you and your spouse and we will arrange for you to meet with a preferred realtor. You will be reimbursed for the reasonable costs of such trip, provided that the Company has pre-approved in writing such expenses.

Additionally, the Company will provide you with temporary housing for the first three months of your employment with the Company.

The Company will provide you with a relocation bonus in the form of a sign-on bonus of $150,000 (the “Relocation Bonus”). The Relocation Bonus will be paid during your first month of employment and will be subject to customary deductions and withholdings. Should you voluntarily leave the Company (other than for death or disability or a Good Reason resignation as defined below) or are terminated for Cause, within 12 months after receiving the Relocation Bonus, you will be expected to repay such bonus within 5 days of the date of termination.

As a full time employee, you may participate in any employee benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under and subject to all provisions of the plan documents governing those programs. Current benefits include participation in a company sponsored health care plan, dental plan, short term disability insurance, long term disability insurance, 401k plan, 15 days of paid vacation and parking benefit. The Company, however, reserves the right to modify, terminate, or replace its employee benefit plans and policies in its sole discretion.

Subject to the approval of the Board of Directors of the Company, you will be granted an option to purchase 1,223,475 shares of the Company’s common stock (the “Option”). In lieu of the option you may elect to purchase all, or a portion, of the shares as restricted stock at fair market value subject to vesting. The Option will be granted following the Start Date. The exercise price of the Option will be at least equal to the fair market value of the Company’s common stock on the date of grant, and the Board of Directors may elect to seek a third party valuation of such fair market value, which could delay the date that the Option is granted. The Option will be subject to the terms and conditions of the Company’s then-current stock option plan and form of stock option agreement (the “Equity Documents”). Notwithstanding the date of the Option grant, these options will vest as follows: one quarter of the shares will vest on the first anniversary of the Start Date, and following that, 1/36th of the shares will vest on a monthly basis thereafter.

Neon Therapeutics acknowledges that you currently reside in Indianapolis and that you desire to accept this job as a full time position in Massachusetts. Your normal place of work will be at the location of Neon Therapeutics, Inc. currently in Cambridge, MA.

It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without Cause or prior notice and without additional compensation to you except as specifically set forth in the Agreement.

It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without Cause or prior notice and without additional compensation to you, other than as provided below.

(a) the Company may terminate your employment for “Cause” (as defined below) upon written notice to you effectively immediately, in which case you will not be entitled to receive any form of payment other than your earned compensation through your date of separation;

(b) you may terminate your employment voluntarily other than for “Good Reason” (as defined below) upon at least thirty (30) days’ prior written notice to the Company, in which case you will not be entitled to receive any form of payment other than your earned compensation through your date of separation; and

(c) Notwithstanding the foregoing, in the event that the Company terminates your employment without Cause or you resign your employment for Good Reason, then, subject to you entering into and complying with a separation agreement and general release in a reasonable form provided by the Company, you will be entitled to a severance pay in an amount equal to: (i) six months of your then base salary as of the date of termination (but not below the initial base rate set forth herein), such amount to be paid in equal installments over a six (6) month period after the date of your termination in accordance with the Company’s usual payroll practices and periods, subject to applicable taxes and withholding, (ii) payment for six (6) months of monthly COBRA premiums at the same rate as the Company pays for active employees for you and your eligible dependents, subject to applicable COBRA terms and in compliance with applicable non-discrimination or other requirements under the Internal Revenue Code (the “Code”), the Patient Protection and Affordable Care Act, or the Health Care and Education Reconciliation Act.

(d) For purposes of this letter agreement:

“Cause” means:

Your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in material harm to the Company; (ii) your conviction of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, for thirty (30) days after written notice given to you by the Company describing such failure in reasonable detail; (iv) your gross negligence, willful misconduct or insubordination with respect to the Company that results in or is reasonably anticipated to result in material harm to the Company; or (v) your material violation of any provision of any agreement(s) between you and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

(e) For purposes of this letter, “Good Reason” means, in the context of your resignation from your employment position with the Company, a resignation that occurs within thirty (30) days following: (i) a change in the principal location at which you provide services to the Company beyond fifty (50) miles from Cambridge, MA; (ii) a material reduction in your compensation or a material reduction in your benefits; (iii) a material breach of this letter by the Company that has not been cured within ten (10) days after written notice thereof by you to the Company; or (iv) a failure by the Company to obtain the assumption of this letter by any successor to the Company.

(f) The time for payment, or schedule for payment, of any severance payments due hereunder may not be accelerated, except as provided for in the Treasury Regulations promulgated under Section 409A of the Code, or any law replacing or superseding such Section or regulations. Notwithstanding the preceding provisions of this Section 6(d), in the case that the Company becomes a publicly traded company and you are deemed a “specified employee” (as defined in Section 409A(2)(B)(i) of the Code), no severance payment may be made earlier than the date which is six (6) months after the termination of employment hereunder (or, if earlier, the date of the death of the Executive) if and to the extent required by applicable law or other rules of any stock exchange upon which any of shares of the Company’s capital stock are then traded.

Enclosed for your review is a “Non-Solicitation, Confidentiality and Assignment Agreement” (the “Restrictive Covenant Agreement”). This offer of employment is conditioned on you agreement to the terms of the Restrictive Covenant Agreement. You will be expected to sign the Agreement before you report for work.

You represent that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will be required to complete a Form I-9 which will be provided to you before the Start Date. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement. Also, this offer is subject to satisfactory reference checks if necessary.

This letter agreement and the Restrictive Covenant Agreement referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time, at the Company’s option. The Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter to me at crobinson@thirdrockventures.com no later than 5pm ET on September 2, 2016. We look forward to you joining the Company and are pleased that you will be working with us.

Very truly yours,

Cary G. Pfeffer, M.D.
Interim President & Chief Executive Officer
Neon Therapeutics, Inc.

Accepted and Agreed:

/s/ Richard Gaynor, M.D.
Richard Gaynor, M.D.

Date	9/1/16